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                                                                 EXHIBIT 10.13

                                                September 28, 2001


Mr. Gerald Sinsigalli
52 Twin Hills Drive
Longmeadow, MA  01106

Dear Gerry:

      During your thirty-six year career at Friendly's you have been a significant contributor to the success of the organization. We deeply appreciate your loyalty, commitment and years of dedicated and very effective service to this great company.

      This letter acknowledges and documents our mutual agreement about various items related to the cessation of your work on December 31, 2001 and your planned retirement so that no misunderstanding exists between you and Friendly's.

SALARY CONTINUATION

      You will remain as an employee until December 31, 2001 (Separation Date), with your current salary and benefits. Friendly's will continue to pay you semimonthly after your Separation Date, at your current base rate of pay, until March 31, 2002. This payment will not adversely affect your status as a retiree and the salary you receive will be subject to appropriate statutory deductions and such other deductions normally made for employees of Friendly's; however it will not be considered pensionable earnings.

VACATION

      You will be paid for all of your earned and unused vacation time for 2001. In addition, in lieu of your 2002 vacation, you will be paid an amount equivalent to an additional four (4) weeks pay. This amount will be included in the paycheck for the period following your Separation.

BENEFIT/RETIREMENT PLANS

      You will be eligible to participate in the medical/dental, short-term disability, accidental death and dismemberment, long-term disability, pension plan, Stock Option Plan, Friendly Employee Savings and Investment Plan (FESIP) and such other plans in which you may currently be enrolled only through your Separation Date, and under the terms and conditions of these plans. Your group medical/dental insurance ends on your Separation Date. To continue medical coverage beyond your Separation Date, you may either elect Retiree Medical or complete a continuation of coverage (COBRA) application, which will be provided to you. Additional information about the effect of separation on benefits is on the Separation Information document that will be provided to you.

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ANNUAL INCENTIVE PLAN (AIP)

      Although you will no longer be an active employee at the time that an AIP Bonus, if there is one, is paid (generally in the first quarter of 2002), you will be eligible for such bonus payment under the terms of the Plan document, the same as any active employee.

RESTRICTED STOCK PLAN

      As part of this Agreement, and in consideration of all of its terms and conditions, we will, subject to the approval of the Board of Directors, vest the balance of your unvested shares (10,694) in the Restricted Stock program. This does not affect any other stock or option plan or program, which will remain subject to the terms of their respective plan documents.

LIFE INSURANCE

      Life insurance provided through Pacific Mutual Life Insurance Company is unaffected by your leaving employment because it is your own personal policy. Payments by Friendly's on your behalf will cease as of your Separation Date. Questions about coverage thereafter or about other matters related to this policy should be referred to Ms. Karen Socola of the AYCO Corporation at (518) 373-7725.

AGREEMENT

      In consideration of all of the terms set forth in this letter, you agree:

      1. Without our prior written consent, you will forever refrain from disclosing or confirming, either directly or indirectly, any information concerning insurance, loss claims, loss payments, safety and health conditions, financial condition, strategic planning or other information relating to Friendly's and its subsidiaries, divisions, parents and affiliates, their agents, employees, directors and officers which you learned or became aware of since the inception of your employment with Friendly's except for information which is generally known by the public.

      2. You will turn over to the company any documents, manuals, plans, equipment, business papers, computer diskettes or copies of the same relating to Friendly's and its affiliates, their agents, employees, directors and officers which are in your control or possession.

      3. You hereby release and will forever refrain from taking any legal action against Friendly's and its subsidiaries, divisions, parents and affiliates, their agents, employees, directors and officers which in any way is related to your employment by Friendly's specifically including any and all wage-and-hour, discrimination, wrongful termination and/or equal employment opportunity claims whether state, federal or local whether in contract, tort or otherwise and including without limitation those arising under the Age Discrimination in Employment Act of 1967, as amended (the "ADEA") and further including any related claims for attorney's fees.


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      4. If you breach any of the terms of this Agreement, Friendly's may be entitled to recover from you all costs, fees, and expenses (including attorney's fees) as may be awarded by a court of competent jurisdiction under applicable law and will be entitled to set off what it has paid you under this agreement.

      5. It is also agreed that you will refrain from disclosing to any person or third party the contents of this Agreement and keep the terms of this Agreement confidential unless required by court order or other governmental authority.

      6. You agree to forever refrain from taking any action which brings discredit upon or disparages Friendly's.

ENTIRE AGREEMENT

      This is the entire agreement between us and any prior agreements or understandings, whether oral or written, are entirely superseded by this Agreement. We each have voluntarily accepted the terms as sufficient without reservation. Pursuant to its obligations under the ADEA, Friendly's advises you to consult with an attorney prior to executing this agreement. You have 21 days from the date of receipt of this agreement in which to consider this agreement. In addition, you may revoke this agreement for seven days following its execution. This agreement shall not become effective or enforceable until the seven day revocation period has expired. If the above is in agreement with your understanding, please sign and keep one copy of this document for your records and return one copy to me.

      Again Gerry, we appreciate your contributions over the years and wish you well in your future endeavors. Questions concerning any points detailed in this letter can be directed to me.




                                          Garrett J. Ulrich
                                          Vice President, Human Resources


ACCEPTED AND AGREED TO AS OF THIS ____ DAY OF _______________, 2001.





                                    By:_____________________________________
                                          Gerald E. Sinsigalli


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